Exhibit 99.1

Corporate Headquarters:
1526 Cole Boulevard
Suite 300
Golden, Colorado 80401
Telephone: 303-233-3500
Facsimile: 303-235-4399
website: www.acttel.com
FOR IMMEDIATE RELEASE:	Pink Sheets
November 22, 2005	ACTT.PK

ACT TELECONFERENCING ANNOUNCES THIRD QUARTER 2005 RESULTS

Subordinated debt paid off with bridge loan from preferred stock investor

DENVER – ACT Teleconferencing, Inc. (Pink Sheets: ACTT.PK), an independent worldwide provider of audio, video and web-based conferencing products, today announced its operating results for the third quarter of 2005.

The Company’s net loss for the third quarter was $10.9 million. This figure includes impairment of goodwill of $7.1 million, impairment of long-lived tangible assets of $1.3 million, and restructuring charges of $332,000. Also, included in the net loss is selling, general and administrative charges of $500,000 for terminated employment contracts and $146,000 for options expense.

Adjusted EBITDA for the quarter totaled $339,000 compared to $779,000 for the same period last year. Adjusted EBITDA is earnings before interest, taxes, depreciation, amortization, impairment and restructure charges, and one-time selling, general and administrative expense. Adjusted EBITDA is reconciled to GAAP at the end of the release.

Strong Audioconferencing Revenue and Volume Growth

The Company experienced strong audio revenue and minute growth during the third quarter. Audio conferencing revenue for the quarter increased by $440,000 to $10.1 million, compared to $9.6 million for the same period in the prior year. Global platform revenues sequentially increased by 20% over the previous quarter and by 33% year-to-date to $2.2 million. The global platform provides seamless international conferencing with local access for our global customers.

Third quarter audio conferencing volumes increased by 18% to 75.1 million minutes compared to 63.6 million minutes for the same period in 2004. Reserved conferencing accounted for 31% of audioconferencing volume and grew by 17% over last year, while reservationless accounted for 69% of the audioconferencing volume, and grew by 19% over last year.

The table below outlines volume growth by product in third quarter of 2005 compared to third quarter 2004.

Volume Growth in Millions

Product	Q3 2005 (Minutes)	Q3 2004 (Minutes)	% Change
Reserved audioconferencing	23.4	20.0	+17%
Reservationless audioconferencing	51.7	43.6	+19%
Total audioconferencing	75.1	63.6	+18%
Videoconferencing and other	1.0	1.2	- 17%
Total services	76.1	64.8	+17%

global excellence in teleconferencing

Australia	Belgium	Canada	France	Germany	Hong Kong	The Netherlands	Singapore	United States	United Kingdom

While total audioconferencing revenue grew by 5% quarter over quarter, videoconferencing revenue decreased by 29%, resulting in a 3% decrease in total net revenue from $12.7 million to $12.3 million. Excluding $411,000 of deferred income amortized to audio revenue during the third quarter of 2004, audio revenue increased by 9% and total revenue was flat.

Third Quarter Results Excluding Impairment and Restructuring Charges and Extraordinary Items

Excluding selling, general and administrative costs of $500,000 for contract terminations and $146,000 for options expense, goodwill impairment charges of $7.1 million, asset impairment charges of $1.3 million, and restructuring costs of $332,000, the Company had an operating loss for third quarter of $(722,000) compared to a loss of $(239,000) for the same period of last year. Also, excluding interest expense of $627,000 related to the satisfaction of the subordinated debt, and the $687,000 gain on extinguishment of notes payable, net loss for third quarter of 2005 was $(1.3 million) compared to $(789,000) for the prior year. The net loss increased due to selling, general and administrative salaries comprised of additional sales people, accrued compensation for existing employees, and an increased partially due to variable telephony charges. The telephony charges increased due to the increased audioconferencing volumes.

Balance Sheet Restructuring

The Company has made substantial progress in restructuring its balance sheet as a result of the recent preferred stock and bridge note investments by Dolphin Direct Equity Partners, L.P. (“Dolphin”). These investments have resulted in the elimination of the Company’s subordinated debt obligations. After Dolphin’s bridge loan is satisfied, the Company’s only remaining debt will be outstanding balances under various lines of credit, of which its largest one has an approximate balance of $1.8 million.

On August 15th, the shareholders approved the sale of 160,000 shares of Series AA Preferred Stock (the “Preferred Stock”). On August 19, 2005, Dolphin purchased 80,400 shares of Preferred Stock for $8 million. The proceeds were primarily used to pay down the Company’s subordinated debt obligations. The terms of Dolphin’s Preferred Stock investment contemplate a second closing for the remaining 79,600 shares of Preferred Stock, which shares may be sold through a rights offering to the Company’s common shareholders. Dolphin has agreed to subscribe for any Preferred Stock not purchased by other shareholders in the rights offering.

On October 28, the Company received a $7 million bridge loan from Dolphin to satisfy the Company’s remaining subordinated debt obligations, whose waivers of default were set to expire on October 31. The loan carries a 12% interest rate and matures on the earliest of January 28, 2006, or the date of the second closing on the Dolphin transaction. The Company will satisfy the bridge loan with proceeds raised from the sale of the remaining 79,600 shares of preferred stock.

The quarterly Stated Value Increase Rate of the Series AA preferred stock has been set at 9.55% by application of the agreed closing balance sheet adjustment, which was impacted principally by operating losses through August 19 and transaction-related costs, and the delisting of the Company’s stock from Nasdaq. In calculating the adjustment of the Stated Value Increase Rate, Dolphin and the Company agreed to ignore the effects of the Company’s write-downs of fixed assets and goodwill, the inclusion of which would have resulted in a significantly higher rate. In the event the Company’s stock is relisted on the Nasdaq National Market, the dividend will decrease by 50 basis points; listing on other Nasdaq markets or on the American Stock Exchange will decrease the dividend by 25 basis points.

Restructure and Consolidation Savings

During the fourth quarter of 2004, the Company began a restructuring and operational consolidation to drive revenue growth, improve efficiencies and cut costs. The consolidation eliminated duplicative operations in Europe and North America. As part of the consolidation, staff was reduced by 7%.

Although the Company has begun to recognize savings from the consolidation, additional termination and compensation expenses have offset the savings to date. As of the end of the third quarter, restructuring costs for the first nine months of 2005 totaled approximately $2.1 million. While the consolidation is virtually complete, the Company will continue to search for administrative and operational efficiencies and cost cutting measures on an ongoing basis.

The consolidation has decreased cost of sales and selling, general and administrative costs for the first nine months of 2005; compared to the first nine months of 2004, these costs decreased by 5% and 2%, respectively.

“We have accomplished our goal of stabilizing the Company’s financials. Over the past nine months, we have reduced our costs through consolidation, paid off $11.2 million in subordinated debt, and brought on a new, experienced board of directors. The savings from the consolidation aren’t apparent yet, due to other expenses we have incurred in connection with increased variable telephone charges and additional sales staff,” commented ACT President and Chief Executive Officer Gene Warren. “These changes, along with our new technology, have created a strong foundation for the Company. We are now ready to springboard into a growth pattern that will enable us to remain competitive in the teleconferencing industry.”

VoIP (Voice over Internet Protocol) Patent Notification

Last week, the Company was notified by the U.S. Patent and Trademark Office that the patent for its proprietary VoIP audioconferencing product, ClarionCall ™, would issue on or about November 22, 2005. This patent is the first of several VoIP applications the Company expects to offer to its customers. The Company plans to continue to develop cutting edge technology and apply for additional patents to offer its customers state-of- the-art products.

ACT’s Request for Continued Listing Denied by Nasdaq

Nasdaq recently notified the Company that its request for continued listing was denied and its stock would be delisted as of November 17, 2005. The stock is currently trading in the pink sheets under the symbol ACTT.PK. The Company is currently exploring all options to find a suitable national market for its common stock, including by potentially appealing Nasdaq’s recent denial of continued listing.

Operating Results Outlook for Fourth Quarter 2005

The following statements are projections and forward-looking statements that are based on management’s estimates as of November 22, 2005. All trend information is unaudited and is based on management’s accounts and estimates. The information is provided solely to assist shareholder analysis. Achievement of actual numbers against targets depends upon customer usage and other variables.

The guidance for fourth quarter 2005 is:

•	Fourth quarter revenue between $12.0 and $13.5 million

•	Positive operating cash flow

•	Positive EBITDA

Maintaining the current level of costs and expenses, the Company’s break-even operating income is projected with net quarterly revenue of about $13.2 million. If the Company achieves its fourth quarter 2005 revenue targets, the Company expects to be net income positive for the fourth quarter.

Conference Call

The Company said it would discuss the general outlook at its conference call on Tuesday, November 22, at 2:15 p.m. MDT. Reservation number: 11044651. The call-in number for Denver and for international locations is: 1-303-262-2211, and for the U.S. and Canada (toll-free) is: 1-800-219-6110. To view over the Internet, please go to www.events.acttel.com/q3_2005.

Replay via ActionReplay and via ActionCast

To access the audio replay of this event, for United States and Canada, dial 1-800-405-2236, passcode 11044651#. For Denver and international locations, dial 1-303-590-3000, passcode 11044651#. For the Internet replay, go to www.events.acttel.com/q3_2005.

ACT Teleconferencing, Inc. Selected Financial Data

Income Statement ($000) except for per share amounts	Three months ended September 30,
	2005	2004
Net revenues	$12,259	$12,686
Cost of services	7,933	8,076

Gross profit	4,326	4,610
Selling, general and administration expense	5,694	4,849
Impairment of goodwill	7,091	—
Impairment of long-lived tangible assets	1,308
Restructuring costs	332	—

Operating loss	(10,099)	(239)

Other income (expenses)
Interest expense, net	(1,210)	(507)
Foreign currency gain (loss)	107	33
Gain on extinguishment of notes payable	687	—

Loss before income taxes	(10,515)	(713)
Provision for income taxes	(63)	(76)

Net loss	$(10,578)	$(789)

Preferred stock dividends	351

Net loss available to shareholders	(10,929)	(789)

Weighted average number of shares outstanding — basic and diluted	16,761,562	15,255,664

Loss per share — basic and diluted	$(0.65)	$(0.05)

See accompanying notes to consolidated financial statements.

	Nine months ended September 30,
Income Statement ($000) except for per share amounts	2005	2004
Net revenues	$38,509	$40,283
Cost of services	24,324	25,697

Gross profit	14,185	14,586
Selling, general and administration expense	15,533	15,783
Impairment of goodwill	7,091	—
Impairment of long-lived tangible assets	1,308	—
Restructuring costs	2,067	—

Operating loss	(12,120)	(1,197)

Other income (expenses)
Interest expense, net	(2,588)	(1,849)
Foreign currency gain	(32)	(118)
Gain on extinguishment of notes payable	687	261

Loss before income taxes	(14,053)	(2,903)
Provision for income taxes	(460)	(217)

Net loss	$(14,513)	$(3,120)

Preferred stock dividends	351	—

Net loss available to shareholders	(14,864)	(3,120)

Weighted average number of shares outstanding — basic and diluted	16,761,196	14,552,765

Loss per share — basic and diluted	$(0.89)	$(0.21)

See accompanying notes to consolidated financial statements.

	September 30,
Summarized Balance Sheet ($000)	2005 (unaudited)	December 31, 2004 *
Cash and cash equivalents	$1,353	$2,740
Other current assets	9,951	9,519
Net Equipment	12,704	16,403
Goodwill & non-current assets	1,600	9,710
Total assets	$25,608	$38,372

Short-term debt & capital leases	$8,928	$16,026
Other short-term liabilities	10,152	9,225
Long-term debt & capital leases	$516	$201
Other long-term liabilities	388	249
Total liabilities	19,984	25,701
Convertible redeemable preferred stock and accrued preferred dividends; each share convertible into 100 shares of common stock; 169,000 shares authorized; 80,400 shares issued and outstanding in 2005	7,609	—
Shareholders’ equity	(1,985)	12,671
Total liabilities and shareholders’ equity	$25,608	$38,372

*	Amounts are derived from the audited financial statements for the year ended December 31, 2004.

See accompanying notes to consolidated financial statements.

	Three Months Ended
Reconciliation of Net loss per GAAP to EBITDA ($000)	Sept. 30, 2005	Sept. 30, 2004
Net loss per GAAP	$(10,929)	$(789)
Add interest expense	1,210	507
Add taxes	63	76
Add depreciation and amortization	1,412	1,018
Subtract foreign currency gain	(107)	(33)
EBITDA	$(8,351)	$779
Add selling, general and administrative expense for contract terminations	500
Add selling, general and administrative expense for options expensed	146
Add impairment of goodwill	7,091	—
Add impairment of long-lived assets	1,308	—
Add restructuring costs	332	—
Subtract gain on extinguishment of notes payable	(687)	—
Adjusted EBITDA	$339	$779

	Three Months Ended
Reconciliation of Operating Loss per GAAP to Adjusted Operating Loss ($000)	Sept. 30, 2005	Sept. 30, 2004
Operating loss per GAAP	$(10,099)	$(239)
Subtract selling, general and administrative expense for contract terminations	500	—
Subtract selling, general and administrative expense for options expensed	146
Subtract impairment of goodwill	7,091	—
Subtract impairment of long-lived assets	1,308	—
Subtract restructuring costs	332	—
Adjusted Operating Loss	$(722)	$(239)

	Three Months Ended
Reconciliation of Net Loss per GAAP to Adjusted Net Loss ($000)	Sept. 30, 2005	Sept. 30, 2004
Net loss per GAAP	$(10,578)	$(789)
Subtract selling, general and administrative expense for contract terminations	500	—
Subtract selling, general and administrative expense for options expensed	146
Subtract impairment of goodwill	7,091	—
Subtract impairment of long-lived assets	1,308	—
Subtract restructuring costs	332	—
Subtract interest expense related to payoff of subordinated debt	627	—
Add gain on extinguishment of notes payable	(687)	—
Adjusted Net Loss	$(1,261)	$(789)

Adjusted EBITDA is not intended to replace operating income, net income, cash flow or any other measures of performance and liquidity under GAAP in the U.S. Rather, Adjusted EBITDA is a measure of operating performance and liquidity that investors may consider in addition to such other measures. Adjusted EBITDA provides no information on a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax position. Management believes Adjusted EBITDA is, nevertheless, a measure of operating performance commonly reported and widely used by analysts, investors and other interested parties because it eliminates differences in financial capitalization and tax structures as well as non-cash and non-operating charges to earnings. Lenders also use EBITDA-based measures, which may differ from Adjusted EBITDA, to test compliance with certain covenants. In addition, net loss and operating loss excluding impairment and restructuring charges, and one-time selling, general and administrative expense are not GAAP measures. Management believes that disclosure of these figures is meaningful to investors, however, because they provide information about the Company’s operating performance without giving effect to certain charges and costs that are not reflective of ongoing operations, thereby facilitating company-to-company comparisons and analysis of the Company’s results from its core business. These measures are not intended to replace operating loss and net loss as measures of operating performance under GAAP.

Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Unaudited information may not conform to US GAAP. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see the section entitled “Risk Factors” in ACT’s Current Report on Form 8-K filed on September 27, 2005, as well as the Company’s other filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

About ACT Teleconferencing

Established in 1990, ACT Teleconferencing, Inc. is a leading independent worldwide provider of audio, video and web-based conferencing products and services to corporations, educational organizations, and governments worldwide. ACT is the only conferencing company with integrated global audio and videoconferencing platforms that provide uniform international services, customized uniform billing, managed services, and local language services. The Company’s headquarters are located in Denver, Colorado, with operations in Australia, Belgium, Canada, France, Germany, Hong Kong, Singapore, the U.K. and the U.S., and virtual locations in Japan, China, Taiwan, Indonesia, Spain, Sweden, Switzerland, Russia, Poland and South Africa. ACT’s Internet address is www.acttel.com.

Contact:

ACT Teleconferencing, Inc., Liza Kaiser

Ph: 303-233-3500; e-mail: lkaiser@acttel.com